EXHIBIT 99.2

DUOS TECHNOLOGIES GROUP TO PRESENT AT THE PLANET MICROCAP SHOWCASE: VIRTUAL ON WEDNESDAY, APRIL 21, 2021

JACKSONVILLE, FL / ACCESSWIRE / April 13, 2021 / Duos Technologies Group, Inc. ("Duos" or the "Company") (NASDAQ:DUOT), a provider of intelligent security analytical technology solutions, today announced that it will be presenting at the Planet MicroCap Showcase: VIRTUAL on Wednesday, April 21, 2021 at 12:00 PM Eastern Time. Duos Technologies CEO Chuck Ferry will be hosting the presentation and answering questions from investors.

To access the live presentation, please use the following information:

Planet MicroCap Showcase: VIRTUAL 2021
Date: Wednesday, April 21, 2021
Time: 12:00 PM Eastern Time (9:00 AM Pacific Time)
Webcast: Link

If you would like to book 1on1 investor meetings with Duos, and to watch the Duos presentation, please make sure you are registered for the virtual event here: https://planetmicrocapshowcase.com/signup

1-on-1 meetings will be scheduled and conducted via private, secure video conference through the conference event platform.

The Planet MicroCap Showcase: VIRTUAL website is available here.

If you can't make the live presentation, all company presentation "webcasts" will be available directly on the conference event platform on this link under the "Agenda" tab.

About Duos Technologies Group, Inc.
Duos Technologies Group, Inc. (NASDAQ:DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent technology solutions supporting rail, logistics, intermodal and Government customers that streamlines operations, improves safety and reduces costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

About SNN.Network
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If you would like to attend the Planet MicroCap Showcase, please register here.

Corporate Contacts:
Fei Kwong
Duos Technologies Group, Inc. (NASDAQ:DUOT)
904-652-1625
fk@duostech.com

Investor Relations Contacts:
Matt Glover or Tom Colton
Gateway Investor Relations
949-574-3860
DUOT@gatewayIR.com

SOURCE: Duos Technologies Group, Inc.

View source version on accesswire.com:
https://www.accesswire.com/640033/Duos-Technologies-Group-to-Present-at-the-Planet-MicroCap-Showcase-VIRTUAL-on-Wednesday-April-21-2021